Exhibit 5.1

`	Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

April 13, 2026

Sana Biotechnology, Inc.

188 East Blaine Street, Suite 350

Seattle, Washington 98102

Re: Registration Statement on Form S-3 (Registration No. 333-293981)

Ladies and Gentlemen:

We have acted as counsel to Sana Biotechnology, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale by the Company of up to 15,015,014 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share, pursuant to the Company’s automatically effective Registration Statement on Form S-3 (Registration No. 333-293981), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on March 3, 2026 (the “Registration Statement”).

The Shares are being sold pursuant to the Stock Purchase Agreement, dated as of April 10, 2026, by and between the Company and Mayo Clinic (the “Purchase Agreement”).

We have examined copies of the Purchase Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of April 10, 2026 and was filed by the Company in accordance with Rule 424(b) promulgated under the Act. We have also examined instruments, documents, certificates and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (iv) that the Purchase Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company), and (v) the legal capacity of all natural persons.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment

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SALT LAKE CITY san diego san francisco seattle shanghai washington, dc wilmington, de

Sana Biotechnology, Inc.

April 13, 2026

therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

* * *

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about the date hereof, for incorporation by reference into the Registration Statement and to the use of our name in the prospectus supplement under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation